Exhibit 99.1

January 19, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-561-5325

ONEOK Increases Quarterly Dividend

Dividend Increases 8 Percent from Previous Quarter

    TULSA, Okla. – Jan. 19, 2011 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend 8 percent to 52 cents per share of common stock from 48 cents per share, effective for the fourth quarter 2010, payable Feb. 14, 2011, to shareholders of record at the close of business Jan. 31, 2011.

    “Our continued strong cash flow, combined with our stable and growing earnings, allows us to increase our dividend for the fourth time since January 2010 and provide our shareholders with attractive returns and increasing value for their investments,” said John W. Gibson, ONEOK president and chief executive officer.

    In its 2011 earnings guidance that was released on Jan. 18, 2011, the company stated that it expects to increase dividends by 4 cents per share semiannually in 2011, subject to board of directors’ approval.

    In October 2010, ONEOK indicated that it expects to increase its dividend 50 percent to 60 percent between 2011 and 2013, subject to board of directors’ approval, and also indicated a long-term dividend payout target of 60 percent to 70 percent of recurring earnings.

    Since January 2006, the company has increased the dividend 11 times, representing an 86 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance and level of dividends. These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

OKE-FD

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